Exhibit 3.3

Limited Liability Company Agreement

of

Donnelley Financial, LLC

This limited liability company agreement (this “Agreement”) of Donnelley Financial, LLC (the “Company”), effective as of June 27, 2016 (the “Effective Date”), is entered into by R. R. Donnelley & Sons Company, as the sole member of the Company (the “Member”).

WHEREAS, the Company was initially formed as a Delaware corporation under the name “Bowne & Co., Inc.” on June 19, 1998 and subsequently amended its certificate of incorporation on January 11, 2011 to change its name to “RR Donnelley Financial, Inc.”; and

WHEREAS, RR Donnelley Financial, Inc. was converted into the Company, a Delaware limited liability company, on the date hereof pursuant to and in accordance with Section 18-214 of the Delaware Limited Liability Company Act and Section 266 of the Delaware General Corporation Law by the filing of a certificate of conversion and certificate of formation with the Secretary of State of the State of Delaware; and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1. Name. The name of the Company is “Donnelley Financial, LLC”.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, as may be amended from time to time (the “LLC Act”) and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be 35 West Wacker Drive, Chicago, Illinois 60601, or such other location as the Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the certificate of formation of the Company. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Initial Member. As of the date hereof the Member owns 100% of the membership interests in the Company. The name and the business, residence or mailing address of the Member as of the date hereof are set forth on Schedule I attached hereto.

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Membership Interests; Certificates. The total number of membership interests that the Company shall have the authority to issue is unlimited. The Company will not issue any certificates to evidence ownership of the membership interests.

5. Management.

(a) Authority; Powers and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the LLC Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b) Election of Officers; Delegation of Authority. The Member may, from time to time, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 5 may be revoked at any time by the Member. The initial Officers of the Company shall be those persons listed on Schedule II attached hereto, each to serve until his or her successor shall have been duly appointed or until his or her earlier resignation or removal.

The Officers, acting singly or with one or more other Officers, are authorized and empowered to execute and deliver any and all agreements, contracts, instruments, powers of attorney, and documents requiring the signature of the Company which any Officer may deem necessary, appropriate or desirable in connection with or in furtherance of the business affairs of the Company. The execution and delivery of any such agreements, instruments, powers of attorney, and documents by such Officer or Officers shall be binding upon the Company without any further authorization or formality, and such execution and delivery shall be conclusive evidence of their determination and the approval of the Member.

The Secretary or any Assistant Secretary of the Company is authorized to certify to any third party the authority of the Officers to act on behalf of the Company as authorized herein, and such third party is authorized to rely upon such certificate as evidence of the approval of the Member of such act or acts without further action by the Member.

6. Liability of Member; Indemnification.

(a) Liability of Member. Except as otherwise required in the LLC Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member or participating in the management of the Company.

(b) Indemnification. To the fullest extent permitted under the LLC Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys’ fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 6(b) shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

7. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8. Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9. Tax Status; Income and Deductions.

(a) Tax Status. Unless and until otherwise determined by the Member: (i) the Company shall be treated as a disregarded entity for federal and all relevant state tax purposes; (ii) neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment; and (iii) all provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the LLC Act, unless the Company’s existence is continued pursuant to the LLC Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a certificate of cancellation in accordance with the LLC Act.

12. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Maureen Kopp
	Name:	Maureen Kopp
	Title:	Assistant Secretary

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF DF LLC]

SCHEDULE I

MEMBERS

Name	Address	Membership Interest
R. R. Donnelley & Sons Company	35 West Wacker Drive, Chicago, Illinois 60601	100%

SCHEDULE II

OFFICERS

Name	Title

Bettman, Suzanne S.	President

Coxhead, Andrew B.	Secretary and Treasurer

Halpin, Janet M.	Assistant Treasurer

Kopp, Maureen L.	Assistant Secretary

Pease, Anne N.	Vice President, Benefits

Quinlan, Thomas J. III	Chairman

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